CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 24, 2024, relating to the financial statements and financial highlights of Bramshill Income Performance Fund, a series of Advisor Managed Portfolios (formerly a series of Trust for Advised Portfolios), and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Portfolio Holdings Disclosure Policy” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
July 25, 2024